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                                                                   Exhibit 10.10

                       VENTURE LOAN AND SECURITY AGREEMENT

                                                       Dated as of June 16, 2006

                                 by and between

                     HORIZON TECHNOLOGY FUNDING COMPANY LLC,
                      a Delaware limited liability company
                             76 Batterson Park Road
                              Farmington, CT 06032
                                    as Lender

                                       and

                               ACTIVBIOTICS, INC.,
                             a Delaware corporation
                               110 Hartwell Avenue
                               Lexington, MA 02421
                                  as a Borrower

Commitment Amount:             $5,000,000

Commitment Termination Date:   June 16, 2006

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This Venture Loan and Security Agreement (this "Agreement") is made by and between ActivBiotics, Inc., a Delaware corporation ("Borrower") and Horizon Technology Funding Company LLC, a Delaware limited liability company ("Lender"). Lender and Borrower hereby agree as follows:

                                    AGREEMENT

     1. Definitions and Construction.

          1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

     "ABI Canada" means ActivBiotics (Canada) Inc., a Canadian corporation.

     "Account Control Agreement" means an agreement acceptable to Lender which perfects via control Lender's security interest in Borrower's deposit accounts and/or accounts holding securities.

     "Affiliate" means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person's officers, directors, joint venturers or partners.

     "Agreement" means this certain Venture Loan and Security Agreement by and between Borrower and Lender dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower and Lender).

     "Borrower" means ActivBiotics, Inc., a Delaware corporation.

     "Borrower's Home State" means Massachusetts.

     "Business Day" means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Borrower's Home State.

     "Claim" has the meaning given such term in Section 10.3 of this Agreement.

     "Co-Development Licenses" means (i) the Co-Development, License and Distribution Agreement, dated as of March 22, 2005 by and between Borrower and ABI Canada, as amended from time to time and (ii) the Co-Development, License and Distribution Agreement, dated as of May 17, 2006 by and between Borrower and ABI Canada, as amended from time to time.

     "Code" means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a


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jurisdiction other than Connecticut, the term "Code" shall also mean the Uniform
Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

     "Collateral" has the meaning given such term in Section 4.1 of this Agreement.

     "Commitment Amount" has the meaning as set forth on the cover page of this Agreement.

     "Commitment Fee" has the meaning given such term in Section 2.6(c) of this Agreement.

     "Commitment Termination Date" has the meaning as set forth on the cover page of this Agreement.

     "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

     "Default Rate" means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

     "Disclosure Schedule" means Exhibit A attached hereto.

     "Environmental Laws" means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

     "Equity Securities" of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

     "ERISA" has the meaning given to such term in Section 7.12 of this Agreement.

     "Event of Default" has the meaning given to such term in Section 8 of this Agreement.

     "Excluded Taxes" means, with respect to Lender, or any other recipient of any payment to be made by or on account of any Obligation hereunder, income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder.


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     "Funding Certificate" means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.

     "Funding Date" means any date on which the Loan is made to or on account of Borrower under this Agreement.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

     "Good Faith Deposit" has the meaning given such term in Section 2.6(a) of this Agreement.

     "Governmental Authority" means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

     "Guarantor" means any guarantor of the Obligations, including, without limitation, ABI Canada and Metaphore Pharmaceuticals, Inc.

     "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

     "Indebtedness" means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term "Indebtedness" shall include all Indebtedness of Borrower and the Subsidiaries.

     "Indemnified Person" has the meaning given such term in Section 10.3 of this Agreement.

     "Indemnified Taxes" means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

     "Intellectual Property" means all of Borrower's and its Subsidiaries' right, title and interest in and to (i) patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions,


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copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development and (ii) any licenses or contracts for the development, use, sharing or commercializing of any of the foregoing (including, but not limited to, the Co-Development Licenses, the Kaneka License and the Pfizer License) all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of "goods" under the Code).

     "Investment" means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

     "Kaneka License" means the License Agreement dated as of September 27, 2001 by and between ABI and Kaneka Corporation, as amended from time to time.

     "knowledge" when used in this Agreement has the following meaning:

     (i) an individual will be deemed to have knowledge of a particular fact or other matter if the individual is actually aware of such fact or other matter; and

     (ii) in the case of a Person that is not an individual, such Person will be deemed to have knowledge of a particular fact or other matter (a) if any principal, senior manager, officer or director of such person is actually aware of such fact or other matter, or (b) if a principal, senior manager, officer or director of such Person could be expected to have discovered or otherwise become aware of such fact or other matter in the ordinary course of not performing his or her duties.

     "Landlord Agreement" means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may agree to accept.

     "Lender" means the Lender as defined in the preamble to this Agreement.

     "Lender's Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and Lender's reasonable attorneys' fees, costs and expenses incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lender in connection with Lender's enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.


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     "Lien" means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

     "Loan" means the advance of credit by Lender to Borrower under this Agreement.

     "Loan Documents" means, collectively, this Agreement, the Note, the Warrant, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

     "Loan Rate" means the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 11.9% or (b) 11.9% plus the positive difference, if any, between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, on the date which is five (5) Business Days before the Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 4.41%.

     "Maturity Date" means January 1, 2010, or if earlier, the date of acceleration of the Loan following an Event of Default or the date of prepayment, whichever is applicable.

     "Note" means the promissory note executed in connection with the Loan in substantially the form of Exhibit C attached hereto.

     "Obligations" means all debt, principal, interest, fees, charges, expenses and attorneys' fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrant), or by any other agreement between Lender and Borrower, and whether or not for the payment of money), other than with respect to the Warrant or shares issued thereunder or rights relating thereto, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender's Expenses.

     "Officer's Certificate" means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

     "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from "Other Taxes" all Excluded Taxes.

     "Payment Date" has the meaning given such term in Section 2.2(a) of this Agreement.

     "Permitted Indebtedness" means and includes:

               (a) Indebtedness of Borrower to Lender;


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               (b) Indebtedness of Borrower secured by Liens permitted under clause (e) of the definition of Permitted Liens; provided that such Indebtedness is limited to an aggregate amount outstanding at one time of Five Million Dollars ($5,000,000);

               (c) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

               (d) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule;

               (e) any intercompany Indebtedness between Borrower and any of its Subsidiaries, provided, that at Lender's request such Subsidiary has guaranteed the Obligations and provided a security interest in its assets to secure such guaranty;

               (f) any Indebtedness between Borrower and ABI Canada;

               (g) Other Indebtedness aggregating not in excess of One Hundred Thousand Dollars ($100,000) at any time; and

               (h) Any obligations of Borrower for payments made or owed by Borrower under licenses or contracts executed in connection with Intellectual Property, to the extent such licenses or contracts are permitted under this Agreement.

     "Permitted Investments" means and includes any of the following Investments as to which Lender, in the cases of clauses (a) through (e), have a perfected security interest:

               (a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000).

               (b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance.

               (c) Investments in open market commercial paper rated at least "Al" or "PI" or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof.

               (d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business.

               (e) Other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time.

               (f) Licenses of Intellectual Property entered into in a transaction negotiated at arms-length in the ordinary course of business; provided, that the granting of a security interest or other Lien in such licenses shall not be permitted.


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               (g) Any Investment pursuant to the Put and Support Agreement.

     "Permitted Liens" means and includes:

               (a) the Lien created by this Agreement;

               (b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and/or its Subsidiaries and that Borrower and/or its Subsidiaries has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower and/or its Subsidiaries);

               (c) Liens identified on the Disclosure Schedule or any other Loan Documents in favor of Lender;

               (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and/or its Subsidiaries and that Borrower and/or its Subsidiaries has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower and/or its Subsidiaries);

               (e) Liens upon any equipment or other personal property acquired by Borrower and/or its Subsidiaries after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of any Borrower's and/or its Subsidiaries' officers, directors or shareholders holding five percent (5%) or more of any Borrower's Equity Securities;

               (f) in-licenses to Borrower or its Subsidiaries of Intellectual Property;

               (g) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

               (h) deposits to secure bids, trade contracts, leases, statutory obligations, surety bonds or performance bonds entered into in the ordinary course of business;

               (i) easements, rights of way and other similar restrictions, if any, which are not material and do not materially interfere with the business;


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               (j) Liens securing judgments for payment of money not
constituting an Event of Default or securing appeal or other surety bonds related to such judgments; provided such Liens are bonded off within sixty (60) days;

               (k) Liens securing the Indebtedness permitted under clauses (e) and (f) of the definition of Permitted Indebtedness;

               (l) licenses of Intellectual Property entered into pursuant to a transaction negotiated at arms-length in the ordinary course of business, including but not limited to, the Kaneka License, the Pfizer License, the Research Agreements and the Co-Development Licenses, provided that the granting of a security interest or other Lien in such licenses shall not be permitted; and

               (j) other Liens consented to in writing by the Lender.

     "Person" means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

     "Pfizer License" means that License Agreement, dated as of December 19, 2003, by and between Pfizer, Inc. and Metaphore Pharmaceuticals, Inc.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

     "Put and Support Agreement" means that Put and Support Agreement, dated as of March 22, 2005 by and among Borrower, ABI Canada and the Investors named therein.

     "Requirements of Law" as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Research Agreements" means (i) that Research and Development Cost-Sharing Agreement dated as of March 22, 2005 between Borrower and ABI Canada, as amended from time to time and (ii) that Research and Development Cost-Sharing Agreement dated as of May 17, 2006 between Borrower and ABI Canada, as amended from time to time.

     "Responsible Officer" has the meaning given such term in Section 6.3 of this Agreement.

     "Scheduled Payments" has the meaning given such term in Section 2.2(a) of this Agreement.

     "Solvent" has the meaning given such term in Section 5.11 of this Agreement.


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     "Subsidiary" means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower or ABI Canada directly or indirectly through Subsidiaries.

     "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Third Party Equipment" has the meaning given such term in Section 4.8 of this Agreement.

     "Transfer" has the meaning given such term in Section 7.4 of this Agreement.

     "Warrant" means the separate warrant or warrants dated on or about the date hereof in favor of Horizon or its designees to purchase securities of Borrower, and collectively, means all such "Warrants".

          1.2 Construction. References in this Agreement to "Articles," "Sections," "Exhibits," "Schedules" and "Annexes" are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words "include" and "including" and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

     2. Loans; Repayment.

          2.1 Commitment.

               (a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower prior to the Commitment Termination Date, the Loan in the Commitment Amount.

               (b) The Loan and the Note. The obligation of Borrower to repay the unpaid principal amount of and interest on the Loan made under this Agreement shall be


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evidenced by a single promissory note in favor of Lender in the form of Exhibit
C attached hereto, duly completed, executed and delivered to Lender dated on or about the Funding Date for the Loan and made payable to Lender. Borrower hereby authorizes Lender to record on the Note or on its internal computerized records, the principal amount of the Loan and of each payment of principal received by Lender on account of the Loan, which recordance, in the absence of manifest error, shall be conclusive as to the outstanding principal balance of the Loan; provided that, the failure to make such recordation with respect to the Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement, the Note or the other Loan Documents.

               (c) Use of Proceeds. The proceeds of the Loan shall be used solely for working capital or general corporate purposes of Borrower consistent with this Agreement.

               (d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender's obligation to lend the undisbursed portion of its Commitment Amount to Borrower hereunder shall terminate on the earlier of
(i) at such Lender's sole election, the occurrence of any Default or Event of Default hereunder, and (ii) the Commitment Termination Date. Notwithstanding the foregoing, Lender's obligation to lend the undisbursed portion of its Commitment Amount to Borrower shall terminate if, in Lender's sole judgment, acting reasonably, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lender on or before the date of this Agreement.

          2.2 Payments.

               (a) Scheduled Payments. Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan on the first eighteen (18) Payment Dates specified in the Note applicable to the Loan and twenty-four (24) level payments of principal plus accrued interest on the outstanding principal amount of the Loan on each subsequent Payment Date as set forth in the Note (collectively, the "Scheduled Payments"). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note and continuing thereafter on the first Business Day of each calendar month (each a "Payment Date") through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.

               (b) Interim Payment. Unless the Funding Date for the Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to the Loan on the first Business Day of the next calendar month.

               (c) Payment of Interest. Borrower shall pay interest on the Loan at a per annum rate of interest equal to the Loan Rate, applicable to the Lender. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable


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hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

               (d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (1) first, to Lender's Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in
Section 9.7.

               (e) Late Payment Fee. Borrower shall pay to Lender a late payment fee equal to four percent (4%) of any Scheduled Payment not paid when due.

               (f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to the Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender's election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until such Event of Default shall have been cured prior to acceleration of the Loan or waived by Lender or all Obligations are paid in full, at a per annum rate equal to the Default Rate.

          2.3 Prepayments.

               (a) Mandatory Prepayment Upon an Acceleration. If the Loan is accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in
Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

               (b) Upon ten (10) Business Days' prior written notice to Lender, Borrower may, at its option, at any time, prepay all of the Loan by paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loan; (ii) an amount equal to (A) if the Loan is prepaid within twelve (12) months from the Funding Date thereof, four (4%) percent of the then outstanding principal balance of the Loan, (B) if the Loan is prepaid more than twelve (12) months from the Funding Date thereof but less than twenty-four (24) months from the Funding Date, three (3%) percent of the then outstanding principal balance of the Loan, or (C) if the Loan is prepaid more than twenty-four (24) months from the Funding Date thereof, one (1%) percent of the then outstanding principal balance of the Loan; (iii) the outstanding principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder.

          2.4 Other Payment Terms.

               (a) Place and Manner. Borrower shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than

10:00 a.m. Connecticut time, on the date on which such payment is due. Borrower shall make such payments to Lender as follows:

     Payment to Horizon via Wire
     Transfer                        Horizon Technology Funding Company
                                     LLC
     Credit:
     Bank Name:                      ABN Amro/LaSalle Bank NA CDO Trust
                                     Services
     Bank Address:                   135 South LaSalle Street, Suite 1625
                                     Chicago, Illinois 60603
                                     Attn: Greg Meyers, 312-904-0283
     Account No.:                    2090067 - Trust GL
     FFCT-Reference Account Number   721771.1
     ABA Routing No.:                071000505
     Reference:                      ActivBiotics Invoice #

               (b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

          2.5 Procedure for Making the Loans.

               (a) Notice. Borrower shall notify Lender of the date on which Borrower desires Lender to make the Loan at least five (5) Business Days in advance of the desired Funding Date, unless Lender elect at its sole discretion to allow the Funding Date to be within five (5) Business Days of Borrower's notice. Borrower's execution and delivery to Lender of a Note shall be Borrower's agreement to the terms and calculations thereunder with respect to the Loan. Lender's obligation to make the Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

               (b) Loan Rate Calculation. Prior to the Funding Date, Lender shall establish the Loan Rate with respect to the Loan, which shall be set forth in the Note and shall be conclusive in the absence of a manifest error. Once established, the Loan Rate shall be fixed for the term of the Loan.

               (c) Disbursement. Lender shall disburse the proceeds of the Loan by wire transfer to Borrower at the account specified in the Funding Certificate for the Loan.

          2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment
Fee.

               (a) Good Faith Deposit. Borrower has delivered to Borrower a good faith deposit in the amount of Twenty Five Thousand Dollars ($25,000) (the "Good Faith Deposit"). The Good Faith Deposit will be utilized to pay a portion of the amounts due to Lender under Section 2.6(b) below and the balance will be applied to the Commitment Fee.

               (b) Legal, Due Diligence and Documentation Expenses. Borrower shall pay to Lender concurrently with its execution and delivery of this Agreement Lender's legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents, which amount shall not exceed Eight Thousand Dollars ($8,000) without the prior consent of Borrower.

               (c) Commitment Fee. Borrower shall pay Lender concurrently with its execution and delivery of this Agreement a commitment fee in the amount of Twenty-Five Thousand Dollars ($25,000) to Horizon (the "Commitment Fee"). The Commitment Fee shall be retained by Lender and be deemed fully earned upon receipt.

          2.7 Taxes.

               (a) Any and all payments by or on account of any Obligations by the Borrower hereunder (or by any Guarantor) shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; PROVIDED that if Borrower (or any Guarantor) shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower (or such Guarantor) shall make such deductions and (iii) the Borrower (or such Guarantor) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower and each Guarantor shall indemnify Lender within thirty (30) days after written demand therefor for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7 paid by Lender (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower's making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower (or any Guarantor) to a Governmental Authority, the Borrower (or such Guarantor) shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

     3. Conditions of Loan.

          3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of the Loan and shall be deemed added to Section 3.2):

               (a) Loan Agreement. This Agreement duly executed by Borrower and Lender.

               (b) Warrants. The Warrants duly executed by Borrower.

               (c) Secretary's Certificate. A certificate of the secretary or assistant secretary of the Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof,
(ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

               (d) Good Standing Certificates. A good standing certificate from Borrower's jurisdiction of organization and the state in which Borrower's principal place of business is located, each dated as of a recent date.

               (e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

               (f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.

               (g) Legal Opinion. A legal opinion of from Borrower's counsel addressed to Lender covering the matters set forth in Exhibit D hereto.

               (h) Account Control Agreements. Account Control Agreements for all of Borrower's deposit accounts and accounts holding securities located in the United States duly executed by all of the parties thereto, in the forms provided by Lender.

               (i) Guaranty and General Security Agreement. An unlimited Guarantee executed and delivered by ABI Canada in favor of Lender in substantially the form of Exhibit F attached hereto and made a part hereof.

               (j) Guaranty and General Security Agreement. An unlimited Guarantee executed and delivered by Metaphore Pharmaceuticals, Inc. in favor of Lender in substantially the form of Exhibit G attached hereto and made a part hereof.

               (k) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

          3.2 Conditions Precedent to Making a Loan. The obligation of Lender to make the Loan is further subject to the following conditions:

               (a) No Default. No Default or Event of Default shall have occurred and be continuing.

               (b) Landlord Agreements. Borrower shall have provided Lender with a Landlord Agreement for each location where Borrower's books and records and the Collateral is located (unless Borrower is the fee owner thereof).

               (c) Note. Borrower shall have duly executed and delivered to Lender a Note in the amount of the Loan.

               (d) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to such financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to Section 4. Borrower authorizes Lender to file any UCC financing statements, continuations of or amendments to such financing statements it deems necessary to perfect their security interest in the Collateral.

               (e) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for the Loan.

               (f) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

          3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to the Loan, if the Loan is advanced. Borrower expressly agrees that the extension of the Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower's obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender's sole discretion.

     4. Creation of Security Interest.

          4.1 Grant of Security Interest. Borrower grants to Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations now or hereafter owed to Lender and in order to secure prompt, full and complete performance by Borrower of its covenants and duties now or hereafter owed to Lender under each of the Loan Documents (other than the Warrant). The "Collateral" shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:

               (a) All goods (and embedded computer programs and supporting information included within the definition of "goods" under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

               (b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's books relating to any of the foregoing;

               (c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

               (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books relating to any of the foregoing;

               (e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower's books relating to the foregoing;

               (f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

               (g) Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivable, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the "Rights to Payment").

          4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall promptly notify Lender in writing signed by the Borrower of the brief details thereof and, upon Lender's request, grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

          4.3 Duration of Security Interest. Lender's security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of Lender's commitment to fund the Loan, whereupon such security interest shall terminate. Lender shall, at Borrower's sole cost and expense, promptly execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

          4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

          4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender's perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

          4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

          4.7 Protection of Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Lender in writing of material infringements, and (ii) not abandon, forfeit or dedicate to the public any Intellectual Property material to Borrower's business without Lender's prior written consent.

          4.8 Lien Subordination. Lender agrees that the Liens granted to it hereunder in Third Party Equipment shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by Borrower after the date hereof ("Third Party Equipment"); provided that such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lender's rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors. So long as no Event of Default has occurred, Lender agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lender. Lender shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lender which are less favorable to Lender than those described in this Section 4.8.

     5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

          5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of its state or country of incorporation and qualified and licensed to do business in, and is in good standing in, any state or country in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such jurisdictions as to which any failure to so qualify would not reasonably be expected to have a material adverse effect on Borrower.

          5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted.

          5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

          5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loan, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower's obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrant. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity.

          5.5 No Prior Encumbrances. Borrower has good and marketable title to its Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of its current Intellectual Property. Borrower has not received any communications alleging that it has violated, or, by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

          5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than that specified on the signature page hereof. Borrower's jurisdiction of organization, chief executive office, principal place of business, and the place where it maintains its records concerning the Collateral are presently located in the jurisdiction and at the addresses set forth on the cover page of this Agreement. The Collateral is presently located at the addresses set forth on the cover page hereof or as set forth in the Disclosure Schedule.

          5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision is reasonably expected to have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower has no knowledge of any such pending or threatened actions or proceedings.

          5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been delivered by Borrower to Lender present fairly in all material respects Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended.

          5.9 No Material Adverse Effect. No event has occurred and no condition exists which is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower since June 30, 2005.

          5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects its ability to perform its obligations under this Agreement.

          5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. "Solvent" means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature.

          5.12 Subsidiaries. Borrower has no Subsidiaries, except as listed on the Disclosure Schedule.

          5.13 Catastrophic Events; Labor Disputes. Neither Borrower nor its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower.

          5.14 Certain Agreements of Officers, Employees and Consultants.

               (a) No Violation. To the Borrower's knowledge, no employee of the Borrower, nor any consultant with whom the Borrower has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Borrower; and to the Borrower' knowledge the continued employment by the Borrower of its present employees, and the performance of the Borrower's contracts with its independent contractors, will not result in any such violation. The Borrower has not received any notice alleging that any such violation has occurred.

               (b) No Present Intention to Terminate. Except for James Warren, to the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.

          5.15 Compliance with Laws. Borrower is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries.

     6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations covenants and agrees that:

          6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on their financial condition, operations or business.

          6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

          6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower's operations during such period, certified by Borrower's president, treasurer or chief financial officer (each, a "Responsible Officer"); (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower's fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; and (c) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year or the date of Borrower's board of directors' adoption, Borrower's operating budget and plan for the next fiscal year; and (d) such other financial information as Lender may reasonably request from time to time. From and after such time as a Borrower becomes a publicly reporting company, promptly as they are available and in any event, it shall deliver to Lender: (x) at the time of filing its Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of such Borrower, the financial statements of such Borrower filed with such 10-K and (y) at the time of filing such Borrower's Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of such Borrower, the financial statements of Borrower filed with such Form 10-Q. Borrower shall deliver to Lender (i) promptly upon becoming available, copies of all material statements, reports and notices sent or made available generally by Borrower to its security holders; (ii) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving the Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000) or more; and (iii) such other financial information as Lender may reasonably request from time to time.

          6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lender an Officer's Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

          6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the occurrence of a Default or an Event of Default, Borrower shall provide Lender with an Officer's Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

          6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes applicable to Borrower, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

          6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition, reasonable wear and tear excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to all items of equipment and other similar types of personal property that form any significant portion or portions of collateral, regardless of the cause. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lender, not to be unreasonably withheld. With respect to items of leased equipment (to the extent Lender has any security interest in any residual Borrower's interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

          6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, as is customary for companies in Borrower's industry and at Borrower's stage of development. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender. All property policies shall have a lender's loss payable endorsement showing Lender as an additional loss payee and all liability policies shall show Lender as an additional insured and all policies shall provide that the insurer must give Lender at least thirty (30) days notice before canceling its policy. At Lender's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender's option, be payable to Lender on account of the Obligations, but unless an Event of Default shall have occurred, such payment to Lender shall not cause any prepayment penalty to become due under Section 2.3. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy, toward the replacement or repair of destroyed or damaged property; provided that
(i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lender has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lender certificates of insurance or other evidence satisfactory to Lender that insurance complying with all of the above requirements is in effect.


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

          6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lender pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lender's Lien under this Agreement) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

          6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Lender's security interest in the Collateral.

          6.11 Private Equity Investment. Borrower shall permit Lender or its assignees, at Lender's option, to purchase up to Five Hundred Thousand ($500,000) of the securities sold in Borrower's next round of private equity financing at the same price and on the same terms as paid and received by the lead investor of the private equity financing. Borrower agrees that it shall notify Lender promptly upon the execution by Borrower of a term sheet or letter of intent setting forth the terms and conditions of such financing and in any event within five (5) days of such execution. For the avoidance of doubt,
Section 6.11 hereof shall not apply in a public offering of securities by Borrower nor shall it apply in the event the investors of ABI Canada (or either of them) exercise their respective put rights pursuant to the Put and Support Agreement.

     7. Negative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that, without the prior written consent of Lender, it shall not:

          7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lender.

          7.2 Collateral Control. Subject to its rights under Sections 4.4 and
7.4. remove any items of Collateral from Borrower's facilities located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

          7.3 Liens. Create, incur, assume or suffer to exist any Lien or permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien of any kind upon any of Borrower's Property, whether now owned or hereafter acquired, except Permitted Liens.

          7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a "Transfer"), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete equipment; (iii) Transfers permitted under subclauses (f) and (1) of the definition of Permitted Liens with respect to Collateral or (iv) Transfers of Collateral during the term of the Loans equal in aggregate value to less than Two Hundred Thousand Dollars ($200,000).

          7.5 Distributions. (i) Pay any cash dividends or make any cash distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000)); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, obligations or securities of any other Persons to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in common stock.

          7.6 Mergers or Acquisitions. Merge or consolidate with or into any other Person or acquire all or substantially all of the capital stock or assets of another Person.

          7.7 Change in Ownership. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than thirty-three percent (33%) (other than by the sale by Borrower of Borrower's Equity Securities in a public offering or to venture capital investors so long as Borrower identifies to Lender the venture capital investors prior to the closing of the investment or pursuant to any transaction contemplated in the Put and Support Agreement).

          7.8 Transactions With Affiliates. Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon prices, terms and requirements at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower, except for contractual obligations between Borrower and ABI Canada (or shareholders of either of them, as applicable) pursuant to the Co-Development License or Put and Support Agreement or the Research Agreements, or contractual obligations entered into with an Affiliate in connection with the sales of Equity Securities of the Borrower.

          7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or lease obligations; provided, that the Borrower may prepay its obligations to Silicon Valley Bank, N.A., (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

          7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

          7.11 Investments. Make any Investment except for Permitted
Investments.

          7.12 Compliance. Become an "investment company" or a company controlled by an "investment company" under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time ("ERISA"), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.

          7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Lender is able to take such actions as they deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities.

          7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than licenses or contracts to or from Borrower and its Subsidiaries for the development, use, sharing or commercializing of Intellectual Property, including the Kaneka License, the Pfizer License and the Co-Development Licenses or licenses entered into in connection with a transaction negotiated at arms-length and for adequate consideration in the ordinary course of business; provided, that notwithstanding anything contained herein to the contrary, Borrower shall not grant a security interest in any of its Intellectual Property (including, without limitation, any such licenses or contracts) to any Person.

     8. Events of Default. Any one or more of the following events shall constitute an "Event of Default" by Borrower under this Agreement:

          8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date, or (ii) any other portion of the Obligations within five (5) Business Days after receipt of written notice from the applicable Lender that such payment is due.

          8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation under Section 4.6, Section 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

          8.3 Other Covenant Defaults. If Borrower fails or neglect to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.13), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default.

          8.4 Intentionally Omitted.

          8.5 Seizure of Assets, Etc. If any material portion of Borrower's assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof: provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

          8.6 Service of Process. The service of process upon any Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by Lender, or the delivery upon Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower's deposit accounts or accounts holding securities by any Person seeking to foreclose or attach any such accounts or securities.

          8.7 Default on Indebtedness. One or more defaults shall exist, which defaults have not been cured within the applicable cure period, if any, under any agreement of Borrower with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Thousand Dollars ($200,000) or a default shall exist under any financing agreement with Lender or any of Lender's Affiliates.

          8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days or more.

          8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower.

          8.10 Breach of Warrant. If Borrower shall breach any material term of the Warrant.

          8.11 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

          8.12 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

          8.13 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

     9. Lender's Rights and Remedies.

          9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Acceleration of Obligations. Declare all Obligations whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loan had been voluntarily prepaid, (iii) the unpaid principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.12 or 8.13 all Obligations shall become immediately due and payable without any action by Lender);

               (b) Protection of Collateral. Make such payments and do such acts as Lender considers necessary or reasonable to protect Lender's security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires and to make the Collateral available to Lender or as Lender may otherwise designate. Borrower authorizes Lender and its designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lender's determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty
(120) days in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

               (c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lender's exercise of its remedies hereunder and such license shall immediately terminate upon the disposition of the Collateral;

               (d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable; and

               (e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

          9.2 Set Off Right. Any time after the occurrence of an Event of Default, Lender may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Lender's possession or control, whether or not the Obligations have matured and whether or not the Lender is otherwise fully secured.

          9.3 Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

          9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lender's security interests in the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender's possession or under Lender's control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lender's discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral; (e) endorse Borrower's name on any checks or other forms of payment or security; (f) sign Borrower's name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower's insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (i) transfer the Collateral into the name of Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lender was the outright owner of the Collateral to the extent not prohibited under the Code or other applicable law.

          9.5 Lender's Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender's Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lender's Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

          9.6 Remedies Cumulative. Lender's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

          9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

               (a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys' fees, incurred or made hereunder by Lender, including, without limitation, Lender's Expenses;

               (b) Second, to the payment to Lender of the amount then owing or unpaid on the Loan for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loan had been voluntarily prepaid, the principal balance of the Loan, and all other Obligations with respect to the Loan (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loan, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loan had been voluntarily prepaid, then to the principal balance of the Loan, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and

               (c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

          9.8 Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

     10. Waivers; Indemnification.

          10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

          10.2 Lender's Liability for Collateral. So long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender's gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

          10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

               (a) General Indemnity. Borrower agrees upon demand to pay or reimburse Lender for all liabilities, obligations and out-of-pocket expenses, including Lender's Expenses and reasonable fees and expenses of counsel for Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any "work-out" in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold the Lender, and its respective successors, assigns, agents, attorneys, officers, directors, shareholders, servants, agents and employees (each an "Indemnified Person") harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys' fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower's property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a "Claim"), directly or indirectly relating to or arising out of the use of the proceeds of the Loan or otherwise, the falsity of any representation or warranty of Borrower or Borrower's failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify Lender for any liability incurred by such Lender as a direct and sole result of Lender's gross negligence or willful misconduct, as applicable. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lender's written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Lender, its partners, and its respective, agents, employees, directors, officers, shareholders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Lender without first obtaining Lender's written consent thereto, which consent shall not be unreasonably withheld.

               (b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES

THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

               (c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

     11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

     If to Borrower:   ActivBiotics, Inc.
                       110 Hartwell Avenue
                       Lexington, MA 02421
                       Attention: Steve Gilman
                       Fax:(781)274-8638
                       Ph:(781)372-4855

     If to Lender:     Horizon Technology Funding Company LLC
                       76 Batterson Park Road
                       Farmington, CT 06032
                       Attention: Legal Department
                       Fax:(860) 676-8655
                       Ph:(860) 676-8654

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     12. General Provisions.

          12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender's prior written consent, which consent may be granted or withheld in Lender's sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder. Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loan, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

          12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

          12.3 Severability of Provisions. Each provision of this Agreement shall be several from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          12.4 Entire Agreement; Construction; Amendments and Waivers.

               (a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

               (b) Construction. This Agreement is the result of negotiations between and has been reviewed by Borrower and Lender executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. Borrower and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower's or Lender's actual intentions.

               (c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lender and Borrower.

          12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lender, notwithstanding any investigation by Lender.

          12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

          12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

     13. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender on the other, is, and at all time shall remain solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lender does not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

     14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Lender shall not disclose such information to any third party (other than to Lender's partners, attorneys, governmental regulators, or auditors, or to Lender's subsidiaries and affiliates and prospective transferees and purchasers of the Loan, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Lender's rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Lender, (c) is disclosed to Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Lender. Notwithstanding the foregoing, Lender's agreement of confidentiality shall not apply if Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lender's rights and remedies under this Agreement following an Event of Default, including the enforcement of Lender's security interest in the Collateral.

     15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER AND LENDER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       BORROWER:
                                       ACTIVBIOTICS, INC.


                                       By: /s/ Steven C Glman
                                           -------------------------------------
                                       Name: Steven C Glman
                                       Title: President & CEO


                                       LENDER:

                                       HORIZON TECHNOLOGY FUNDING
                                       COMPANY LLC
                                       By: Horizon Technology Finance, LLC, its
                                       sole member


                                       By: /s/ Robert D. Pomeroy, Jr.
                                           -------------------------------------
                                       Name: Robert D. Pomeroy, Jr.
                                       Title: Managing Member

                                    EXHIBIT A

                               DISCLOSURE SCHEDULE

         Borrowers hereby certify the following information to Lender:

Section 1. INFORMATION FOR UCC FINANCING STATEMENTS AND SEARCHES AND DEPOSIT ACCOUNTS AND ACCOUNTS HOLDING SECURITIES.

         (a) The exact corporate name of ABI as it appears in its [Articles/Certificate] of Incorporation, as amended to date is: ActivBiotics, Inc.

         (b) The exact corporate name of ABI Canada as it appears in its Articles of Incorporation, as amended to date is: ActivBiotics (Canada) Inc.

         (c) ABI's state of incorporation is: Delaware.

         (d) ABI Canada's jurisdiction of incorporation is: Ontario, Canada.

         (e) The organizational ID number of ABI from its jurisdiction of incorporation is 2662985.

         (f) The organizational ID number of ABI Canada from its jurisdiction of incorporation is 2061378.

         (g) ABI's taxpayer identification number is 52-2006101.

         (h) ABI Canada's taxpayer identification number is 9999999.

         (i) The following is a list of all corporate names, dba or trade names used by ABI in the past five years: Merlin Technologies, Inc.

         (j) The following is a list of all corporate names, dba or trade names used by ABI Canada in the past five years: N/A.

         (k) The following is a list of all Subsidiaries of ABI: Metaphore Pharmaceuticals, Inc.

         (l) The following is a list of all Subsidiaries of ABI Canada: None.

         (m) The address of ABI's headquarters and chief executive office is:
110 Hartwell Avenue, Lexington, MA 02421. The following is a list of all States where ABI's headquarters and chief executive office has been located in the past five years: Massachusetts.

         (n) The address of ABI Canada's headquarters and chief executive office is: 3-251 Queen Street South, Suite 812, Mississauga, Ontario, Canada L5M 1L7.

         (o) The following is a list of all States where ABI's property and assets have been located in the past five years: Massachusetts.

         (p) The following is a list of all Provinces where ABI Canada's property and assets have been located in the past five years: Ontario, Canada.

         (q) The following is a list of all of ABI's deposit accounts (bank name, address and account names and numbers): See Attachment A.

         (r) The following is a list of all of ABI Canada's deposit accounts (bank name, address and account names and numbers): See Attachment A.

         (s) The following is a list of all of ABI's accounts holding securities (broker/bank name, address and account names and numbers): Not applicable.

         (t) The following is a list of all of ABI Canada's accounts holding securities (broker/bank name, address and account names and numbers): Not applicable.

                                  ATTACHMENT A

SECTIONS 1(i) AND (j): LIST OF BORROWER'S ACCOUNTS:

         1.    OPERATING ACCOUNT:  ACCOUNT # 3300422277

               Silicon Valley Bank
               One Newton Executive Park
               Suite 200
               Newton, MA 02462

         2.    INVESTMENT ACCOUNT:  ACCOUNT # 486-02492-10 RR ZGO

               Silicon Valley Bank Securities
               3003 Tasman Drive
               Santa Clara, CA 95054

                             PERMITTED INDEBTEDNESS

         ABI has a stand-by letter in the amount of $161,252 for the benefit of Glenborough Realty Trust pursuant to the lease between these parties, dated as of September 23, 2005. The letter of credit is held by Silicon Valley Bank.

                                    EXHIBIT B

                               FUNDING CERTIFICATE

         The undersigned, being the duly elected and acting ___________________ of ACTIVBIOTICS, INC., a Delaware corporation ("Borrower"), does hereby certify to HORIZON TECHNOLOGY FUNDING COMPANY LLC ("Lender") in connection with that certain Venture Loan and Security Agreement dated as of the date hereof by and between Borrower and Lender (the "Loan Agreement"; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

         1.       The representations and warranties made by Borrower in
                  SECTION 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.

         2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

         3. Borrower is in compliance with the covenants and requirements contained in SECTIONS 4, 6 AND 7 of the Loan Agreement.

         4. All conditions referred to in SECTION 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

         5. No material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, has occurred.

         6.       The proceeds of the Loan shall be disbursed as follows:

         Disbursement from Lender:
                  Loan Amount                        $5,000,000
                  Less:
                  Legal and Due Diligence Fees       $    8,000
                  Balance of Commitment Fee          $        0

         Net Proceeds due from Lender:               $4,992,000

The net proceeds of the Loan in the amount of $4,992,000 shall be transferred to Borrower's account as follows:

                  Account Name:
                  Bank Name:
                  Bank Address:
                  Attention:
                  Telephone:
                  Account Number:
                  ABA Number:

Dated: _________, 2006
                                                BORROWER:
                                                ACTIVBIOTICS, INC.


                                                By: ____________________________

                                                Name: __________________________

                                                Title: _________________________

                                    EXHIBIT C

                             SECURED PROMISSORY NOTE

$5,000,000.00                                                      Dated: [Date]

         FOR VALUE RECEIVED, the undersigned, ACTIVBIOTICS, INC., a Delaware corporation ( "BORROWER"), HEREBY PROMISES TO PAY to the order of HORIZON TECHNOLOGY FUNDING COMPANY LLC, a Delaware limited liability company ("LENDER") the principal amount of ____________ Dollars ($__________) or such lesser amount as shall equal the outstanding principal balance of the Loan (the "LOAN") made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

         Interest on the principal amount of this Note shall accrue from the date of this Note through and including the date on which such principal amount is paid in full at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is % per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing __________, 200_, through and including ________, 200_, on the first day of each month (each an "INTEREST PAYMENT DATE") Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on ________, 200_, and continuing on the first day of each month thereafter (each a "PRINCIPAL AND INTEREST PAYMENT DATE" and, collectively with each Interest Payment Date, each a "PAYMENT DATE"), through and including [ ], Borrower shall make to Lender twenty-four (24) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder of _______ Dollars ($________). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on January 1, 2010.

         Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

         This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated on or about the date hereof by and between Borrower and Lender (the "Loan Agreement"). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity upon an Event of Default (as defined in the Loan Agreement).

         This Note may not be prepaid, except as set forth in SECTION 2.3 of the Loan Agreement.

         This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

         Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

         Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut, without reference to conflict of laws principles.

         NOTE REGISTER; OWNERSHIP OF NOTE. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Borrower or its agent. Borrower shall register any transfers of any interest in this Note on such register within ten (10) days of notice by the last registered holder of such transfer. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

         IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by its officer thereunto duly authorized on the date hereof.

                                             BORROWER:
                                             ACTIVBIOTICS, INC.

                                             By: _______________________________

                                             Name: _____________________________

                                             Title: ____________________________

                                    EXHIBIT D

              ITEMS TO BE COVERED BY OPINION OF BORROWER'S COUNSEL

         1. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business in the State of Massachusetts.

         2. Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

         3. The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

         4. To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Borrower in any court or before any governmental commission, agency, board or authority which draws into question the validity of the Loan Documents.

         5. The Shares (as defined in the Warrant) issuable pursuant to exercise or conversion of the Warrant have been duly authorized by Borrower and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

         6. The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved and, when issued in accordance with the terms of Borrower's [Articles/Certificate] of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

         7. The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms thereof will not be, inconsistent with Borrower's [Articles/Certificate] of Incorporation, as amended, or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to Borrower, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

                                    EXHIBIT E
                          FORM OF OFFICER'S CERTIFICATE

         TO: HORIZON TECHNOLOGY FUNDING COMPANY LLC

         Reference is made to the Venture Loan and Security Agreement dated as of ________, 200_ (as it may be amended from time to time, the "LOAN AGREEMENT") by and between ACTIVBIOTICS, INC. ("BORROWER") and HORIZON TECHNOLOGY FUNDING COMPANY LLC ("LENDER"). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

         The undersigned Responsible Officer of Borrower hereby certifies to Lender that:

1. No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2. The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3. Borrower is in compliance with the provisions of SECTIONS 4, 6 AND 7 of the Loan Agreement, except as noted below.

4.       Attached herewith are the [monthly financial statements pursuant to
         Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

         NOTES TO ABOVE CERTIFICATIONS:

         _______________________________________________________________________

         _______________________________________________________________________

                                            BORROWER:
                                            ACTIVBIOTICS, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________